HEI Exhibit 99

NEWS RELEASE
February 14, 2023
Contact:	Mateo Garcia	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com
HEI REPORTS 2022 RESULTS

Full Year Net Income of $241.1 million and Diluted Earnings Per Share (EPS) of $2.20
Quarterly Dividend Increased to $0.36 Per Share

2022 Highlights:

•Net income of $241.1 million and EPS of $2.20 highlight continued strategic benefits from HEI’s combination of companies
•Hawaiian Electric delivered solid financial performance under first full year of Performance Based Regulation (PBR) and made strong progress on its renewables goals
◦Delivered earnings growth in first full year under new regulatory construct
◦Operated efficiently, managing expenses well in inflationary environment while assisting our customers most impacted by historically high oil prices
◦Ended use of coal for power generation in Hawaii, executing on a key element of the utility’s Climate Change Action Plan and path toward net zero carbon emissions by 2045
◦Integrated Oahu’s first utility-scale solar-plus-storage project on to the grid, and advanced half a dozen more utility-scale clean energy projects expected to come online by 2024
◦Selected seven solar projects to be the first to offer community solar for customers who meet low- and moderate-income levels

•Solid profitability and execution from American Savings Bank
◦Executed on market opportunities and grew loans by 15%, the strongest growth in over a decade
◦Strong credit quality drove 0.03% net charge off ratio (lowest since 2014), and low provision for credit losses ($2 million)
◦Net interest income up 6.5% versus 2021
◦Net interest margin remained strong at 2.89%
◦Continued strong capital and liquidity position

HONOLULU - Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported full year 2022 consolidated net income for common stock of $241.1 million and EPS of $2.20 compared to $246.2 million and EPS of $2.25 for 2021. Net income for 2021 reflected bank earnings that were elevated by pandemic recovery-related items, including a net benefit from the release of

COVID-related reserves, and Paycheck Protection Program (PPP) fee income. For the fourth quarter of 2022, consolidated net income for common stock was $57.3 million and EPS was $0.52 compared to $54.5 million and EPS of $0.50 for the fourth quarter of 2021.
“Our strong results for the year reflect the strategic benefit of our combination of companies,” said Scott Seu, HEI president and CEO. “The utility delivered good results, growing net income despite challenges from multiple different macroeconomic pressures, while continuing to significantly advance our clean energy transition and support customers experiencing financial difficulties.
“Our bank results reflect strong execution by our team, solid credit quality and a healthy Hawaii economy. Excluding unique pandemic recovery-related items that benefited the bank’s 2021 net income, we saw meaningful growth in earnings year over year. We also saw the strongest loan growth in recent memory, reflecting great work by the ASB team and the resilience of Hawaii’s consumers and businesses. We continued to see positive credit trends despite the inflationary environment, and rising interest rates benefited net interest margin and profitability,” said Seu.

HAWAIIAN ELECTRIC COMPANY EARNINGS1
Full Year Results:
Hawaiian Electric Company’s (Hawaiian Electric) full-year net income was $188.9 million, compared to $177.6 million in 2021, with the increase primarily driven by the following after-tax items:
•$28 million higher net revenues from Public Utilities Commission approved regulatory mechanisms. This included $25 million from the annual revenue adjustment (ARA) mechanism, and $3 million from recovery under the major project interim recovery (MPIR) mechanism;
•$4 million higher other fee revenue;
•$1 million higher allowance for funds used during construction (AFUDC); and
•$1 million due to the reset of heat rate requirements leading to lower penalties for fuel efficiency at our Hawaii Island utility.
These items were partially offset by the following after-tax items:
1 Note: Utility amounts indicated as after-tax in this earnings release are based upon adjusting items using a current year composite statutory tax rate of 25.75%.

•$13 million higher operation and maintenance expenses, driven by increased generating station maintenance, higher bad debt expense and increased transmission and distribution preventative and corrective maintenance;
•$4 million from higher depreciation expense due to increasing investments to integrate more renewable energy and improve customer reliability and system efficiency;
•$3 million higher interest expense due to higher rates and borrowings, which, among other things, helped support the interest-free payment plan program for customers facing financial hardship; and
•$2 million in net tax adjustments due to tax credit benefits recognized in the third quarter of 2021.
Fourth Quarter Results:
Hawaiian Electric’s net income for the fourth quarter of 2022 was $48.6 million, compared to $42.0 million in the fourth quarter of 2021, with the variance primarily driven by the following after-tax items: $6 million higher ARA and MPIR revenues and $1 million higher AFUDC. These items were partially offset by higher depreciation, higher interest expense and worse fuel efficiency due to the operating demands of the system to ensure reliability during the quarter.

AMERICAN SAVINGS BANK EARNINGS
Full Year Results:
American Savings Bank’s (ASB) full year 2022 net income was $80.0 million, compared to $101.2 million in 2021. Net income for 2021 reflected a net benefit of $25.8 million from the release of COVID-related reserves, compared to an expense totaling $2.0 million in 2022 (pre-tax). Net income for 2021 also included $14.3 million in PPP fee income, compared to $2.9 million in PPP fee income in 2022 (pre-tax).
Net interest income was $252.6 million in 2022 compared to $237.2 million in 2021. The increase in net interest income for the year was primarily due to higher yields on loans and investment securities, strong loan growth across the entire portfolio and higher balances of investment securities. Noninterest income for 2022 was $57.0 million compared to $64.7 million in 2021. The decrease in noninterest income was primarily due to lower mortgage banking income, lower bank-owned life insurance (BOLI) income and lower fees from other financial services, partially offset by higher fee income on deposit liabilities, gains on sales of real estate and fee income on other financial products.
Strong loan growth during the year required additional credit loss reserves, but those additional reserves were partially offset by provision releases due to favorable credit trends. The provision for credit losses for 2022 was $2.0 million compared to a negative provision for credit losses of $25.8 million in 2021.
Noninterest expense for 2022 was $205.3 million compared to $197.2 million in 2021. The increase in noninterest expense was driven by a pension accounting change that resulted in lower pension expense in 2021, and higher occupancy costs in 2022 primarily from the write-off of leases related to branch closures.
As of December 31, 2022 and compared to December 31, 2021:
•Total earning assets were $9.1 billion, up 7.2%;
•Total loans were $6.0 billion, up 15%; and
•Total deposits were $8.2 billion, a decrease of 0.03%.
The average cost of funds was 0.16% for the full year 2022, 10 basis points higher than the prior year.
ASB’s return on average equity for the full year 2022 was 14.1% compared to 13.8% in 2021. Return on average assets for the full year was 0.86% in 2022 compared to 1.15% in 2021.
Fourth Quarter Results:
Net income for the fourth quarter of 2022 was $17.9 million, compared to $22.1 million in the fourth quarter of 2021. Results for the fourth quarter of 2022 included a provision for credit losses (expense) of $2.7 million compared to a negative provision for credit losses (benefit) of $3.5 million in the fourth quarter of 2021.
For the fourth quarter of 2022, return on average equity was 15.7%, compared to 12.1% in the fourth quarter of 2021. Return on average assets was 0.76% for the fourth quarter of 2022, compared to 0.97% in the same quarter last year. Please refer to ASB’s news release issued on January 30, 2023 for additional information on ASB.

HOLDING AND OTHER COMPANIES
The holding and other companies’ net loss was $27.8 million in 2022 compared to $32.7 million in 2021. The lower net loss for the year was primarily due to a $6.2 million after-tax gain on sale of an equity-method investment at Pacific Current and lower compensation expense, partially offset by higher interest expense. The fourth quarter net loss of $9.2 million was $0.5 million lower than the prior year quarter, primarily due to lower executive compensation expense, partially offset by higher interest expense.

BOARD INCREASES QUARTERLY DIVIDEND
On February 10, 2023, HEI announced that the Board of Directors increased the quarterly cash dividend from $0.35 to $0.36 per share, payable on March 10, 2023 to shareholders of record at the close of business on February 23, 2023 (ex-dividend date is February 22, 2023). This quarterly dividend is equivalent to an annual rate of $1.44 per share. Dividends have been paid on an uninterrupted basis since 1901. At the indicated annual dividend rate and based on the closing price per share on February 10, 2023 of $42.41, HEI’s dividend yield is 3.4%.

WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2022 GUIDANCE
HEI will conduct a webcast and conference call to review its consolidated results and
2023 earnings guidance and outlook on Tuesday, February 14, 2023 at 11:15 a.m. Hawaii time (4:15 p.m. Eastern).
To listen to the conference call, dial 1-844-200-6205 (U.S.) or +1-929-526-1599 (international) and enter passcode 864795. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through February 28, 2023. To access the audio replay, dial 1-866-813-9403 (U.S.) or +44-204-525-0658 (international) and enter passcode 326110.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the “Investor Relations” section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.

Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.

ABOUT HEI
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2021 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended December 31		Years ended December 31
(in thousands, except per share amounts)	2022	2021	2022	2021
Revenues
Electric utility	$924,951	$693,394	$3,408,587	$2,539,636
Bank	89,218	75,799	321,068	306,398
Other	4,944	1,079	12,330	4,345
Total revenues	1,019,113	770,272	3,741,985	2,850,379
Expenses
Electric utility	849,558	625,826	3,109,396	2,260,078
Bank	66,753	47,755	219,550	178,195
Other	9,788	7,828	31,966	26,040
Total expenses	926,099	681,409	3,360,912	2,464,313
Operating income (loss)
Electric utility	75,393	67,568	299,191	279,558
Bank	22,465	28,044	101,518	128,203
Other	(4,844)	(6,749)	(19,636)	(21,695)
Total operating income	93,014	88,863	381,073	386,066
Retirement defined benefits credit—other than service costs	883	1,139	4,411	5,848
Interest expense, net—other than on deposit liabilities and other bank borrowings	(27,462)	(23,833)	(103,402)	(94,363)
Allowance for borrowed funds used during construction	1,015	864	3,416	3,250
Allowance for equity funds used during construction	3,143	2,539	10,574	9,534
Gain on sales of investment securities, net and equity-method investment	—	—	8,123	528
Income before income taxes	70,593	69,572	304,195	310,863
Income taxes	12,772	14,578	61,167	62,807
Net income	57,821	54,994	243,028	248,056
Preferred stock dividends of subsidiaries	473	473	1,890	1,890
Net income for common stock	$57,348	$54,521	$241,138	$246,166
Basic earnings per common share	$0.52	$0.50	$2.20	$2.25
Diluted earnings per common share	$0.52	$0.50	$2.20	$2.25
Dividends declared per common share	$0.35	$0.34	$1.40	$1.36
Weighted-average number of common shares outstanding	109,471	109,311	109,434	109,282
Weighted-average shares assuming dilution	109,774	109,565	109,778	109,580
Net income (loss) for common stock by segment
Electric utility	$48,621	$42,041	$188,929	$177,642
Bank	17,897	22,129	79,989	101,234
Other	(9,170)	(9,649)	(27,780)	(32,710)
Net income for common stock	$57,348	$54,521	$241,138	$246,166
Comprehensive income (loss) attributable to HEI	$74,864	$42,101	$(42,357)	$194,897
Return on average common equity (%) (twelve months ended)			10.5	10.4

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended December 31		Years ended December 31
($ in thousands, except per barrel amounts)	2022	2021	2022	2021
Revenues	$924,951	$693,394	$3,408,587	$2,539,636
Expenses
Fuel oil	391,071	197,104	1,265,614	644,349
Purchased power	186,757	179,974	793,584	670,494
Other operation and maintenance	126,342	126,232	497,601	475,412
Depreciation	59,503	57,347	235,424	229,469
Taxes, other than income taxes	85,885	65,169	317,173	240,354
Total expenses	849,558	625,826	3,109,396	2,260,078
Operating income	75,393	67,568	299,191	279,558
Allowance for equity funds used during construction	3,143	2,539	10,574	9,534
Retirement defined benefits credit—other than service costs	959	972	3,835	3,890
Interest expense and other charges, net	(19,681)	(18,321)	(76,416)	(72,447)
Allowance for borrowed funds used during construction	1,015	864	3,416	3,250
Income before income taxes	60,829	53,622	240,600	223,785
Income taxes	11,709	11,082	49,676	44,148
Net income	49,120	42,540	190,924	179,637
Preferred stock dividends of subsidiaries	229	229	915	915
Net income attributable to Hawaiian Electric	48,891	42,311	190,009	178,722
Preferred stock dividends of Hawaiian Electric	270	270	1,080	1,080
Net income for common stock	$48,621	$42,041	$188,929	$177,642
Comprehensive income attributable to Hawaiian Electric	$54,552	$41,505	$195,070	$177,281
OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)
Hawaiian Electric	1,603	1,592	6,212	6,170
Hawaii Electric Light	269	270	1,053	1,044
Maui Electric	282	273	1,089	1,047
	2,154	2,135	8,354	8,261
Average fuel oil cost per barrel	$152.05	$94.78	$141.49	$80.06
Return on average common equity (%) (twelve months ended)[1]			8.2	8.1
1 Simple average.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in Hawaiian Electric filings with the SEC.

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31
(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	2022	2021
Interest and dividend income
Interest and fees on loans	$60,331	$53,365	$48,384	$207,830	$198,802
Interest and dividends on investment securities	14,315	15,052	11,755	58,044	43,464
Total interest and dividend income	74,646	68,417	60,139	265,874	242,266
Interest expense
Interest on deposit liabilities	3,755	1,704	1,062	7,327	4,981
Interest on other borrowings	4,775	1,055	4	5,974	59
Total interest expense	8,530	2,759	1,066	13,301	5,040
Net interest income	66,116	65,658	59,073	252,573	237,226
Provision for credit losses	2,729	(186)	(3,458)	2,037	(25,825)
Net interest income after provision for credit losses	63,387	65,844	62,531	250,536	263,051
Noninterest income
Fees from other financial services	4,764	4,763	5,888	19,830	21,225
Fee income on deposit liabilities	4,640	4,879	4,634	18,762	16,663
Fee income on other financial products	2,628	2,416	2,003	10,291	8,770
Bank-owned life insurance	1,872	122	1,107	2,533	7,318
Mortgage banking income	62	181	1,808	1,692	9,305
Gain on sale of real estate	776	—	—	1,778	—
Gain on sale of investment securities, net	—	—	—	—	528
Other income, net	606	633	220	2,086	851
Total noninterest income	15,348	12,994	15,660	56,972	64,660
Noninterest expense
Compensation and employee benefits	30,361	28,597	27,375	113,839	113,970
Occupancy	7,030	5,577	5,358	24,026	20,584
Data processing	4,537	4,509	4,472	17,681	17,634
Services	2,967	2,751	2,718	10,679	10,327
Equipment	2,937	2,432	2,521	10,100	9,510
Office supplies, printing and postage	1,142	1,123	1,145	4,398	4,239
Marketing	1,091	925	1,562	3,968	3,870
FDIC insurance	978	914	823	3,591	3,235
Other expense	5,056	4,729	3,993	16,985	13,783
Total noninterest expense	56,099	51,557	49,967	205,267	197,152
Income before income taxes	22,636	27,281	28,224	102,241	130,559
Income taxes	4,739	6,525	6,095	22,252	29,325
Net income	$17,897	$20,756	$22,129	$79,989	$101,234
Comprehensive income (loss)	$29,282	$(78,186)	$9,840	$(218,844)	$48,506
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.76	0.89	0.97	0.86	1.15
Return on average equity	15.73	15.11	12.10	14.08	13.76
Return on average tangible common equity	19.20	17.77	13.63	16.46	15.49
Net interest margin	2.91	2.96	2.79	2.89	2.91
Efficiency ratio	68.86	65.55	66.86	66.31	65.31
Net charge-offs to average loans outstanding	0.06	0.03	0.03	0.03	0.07
As of period end
Nonaccrual loans to loans receivable held for investment	0.28	0.35	0.86
Allowance for credit losses to loans outstanding	1.21	1.24	1.36
Tangible common equity to tangible assets	4.1	4.0	7.1
Tier-1 leverage ratio	7.8	7.7	7.9
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$10.0	$5.0	$19.0	$42.0	$59.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.